Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

December 6, 2024
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161
SRM Entertainment, Inc. 1061 E. Indiantown Rd., Ste. 110 Jupiter, FL 33477
www. lucbro.com

RE:	SRM Entertainment, Inc.’s Registration Statement on Form S-3 (File No. 333-282028)

Ladies and Gentlemen:

We have acted as counsel to you, SRM Entertainment, Inc., a Nevada corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-3 initially filed on September 11, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-282028) (the “Registration Statement”), and declared effective by the Commission on September 19, 2024 and the related prospectus therein dated September 19, 2024 (the “Base Prospectus”) and the prospectus supplement dated December 5, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of (i) 1,580,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) pre-funded warrants to purchase up to 712,133 shares of Common Stock (the “Pre-Funded Warrants” and such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”). The Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares are covered by the Registration Statement and Prospectus and we understand that the Shares and Pre-Funded Warrants are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date, (b) Bylaws of the Company, as amended to date, (c) the Registration Statement and all exhibits thereto; and such certificates, documents and records as we have deemed to appropriate in order to enable us to render the opinions set forth herein. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) when the Pre-Funded Warrants are issued, delivered and paid for, such Pre-Funded Warrants will be the legal binding obligations of the Company enforceable in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants, and (iii) upon exercise of the Pre-Funded Warrant Shares in accordance with their terms (including payment in full of all consideration required thereunder for such Pre-Funded Warrant Shares), the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares, or the agreements and instruments addressed herein, or in the Registration Statement and Prospectus. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 6, 2024 which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP